EXHIBIT 99.1

WRITTEN STATEMENT
PURSUANT TO
18 U.S.C. SECTION 1350

                    The undersigned, James M. McNamee, the Chief Executive Officer, and Fred Lash, the Chief Financial Officer, of Hooper Holmes,  Inc. (the “Company”), pursuant to 18 U.S.C. §1350, each hereby certifies that:

                    (i)     the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 of the Company (the “Report) fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated:  November 13, 2002

/s/ JAMES M. McNAMEE

James M. McNamee Chairman, President and Chief Executive Officer

/s/ FRED LASH

Fred Lash Senior Vice President, Treasurer and Chief Financial Officer